EXHIBIT 99.1

ORION GROUP HOLDINGS REPORTS

FIRST QUARTER 2023 RESULTS

Secured contract for East West Jones properties for purchase price of $36 million

HOUSTON – May 8, 2023 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported its financial results for the first quarter ended March 31, 2023.

Highlights for the quarter ended March 31, 2023:

●Backlog and awarded contracts at the end of the first quarter totaled $1.1 billion
●Entered into a sales contract for the Company’s East West Jones properties for a purchase price of $36 million
●Contract revenues decreased 9.0% to $159.2 million
●Net loss was $12.6 million or $0.39 per diluted share
●Adjusted EBITDA was negative $4.1 million

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“Our first quarter results did not meet our expectations, primarily due to timing issues, shortfalls and the continued wind down of legacy low-margin projects. Several of our projects experienced unexpected customer and weather delays in the quarter, impacting our production rates and ultimately our quarterly revenues and profitability. We do not think this quarter is indicative of our full-year potential by any means. We are working to complete low-margin projects by mid-year,” said Travis Boone, Chief Executive Officer of Orion Group Holdings.

“First quarter results withstanding, we made great progress against our three-point strategic plan for improved financial performance. First, our initiative to restore profitability in the concrete segment is generating tangible results. The month of March was the first profitable month in our concrete segment in two years. Second, we are nearing the completion of our ABL credit facility, a key component in strengthening our financial flexibility. And finally, we entered into a contract for the sale of our East West Jones properties near the Houston Shipping Channel for a purchase price of $36 million. With these funding sources, we will have dry powder to make investments in the business to drive future growth.”

“There are many positive developments that will continue to unfold during the year that gives us confidence that we are on the right track for solid performance in 2023. We will complete our exit of central Texas concrete jobs, realize the benefits of our margin improvement efforts, and begin to ramp up our work in Hawaii. Based on our current bid activity and backlog, we anticipate that our second quarter financial results will significantly improve over the first quarter, and we expect the business to accelerate in the back half of the year. In the meantime, we’re carefully managing expenses and running the business as efficiently as possible. We are executing our plan and are confident in our ability to generate long-term value for our stakeholders,” concluded Boone.

First Quarter 2023 Results

Contract revenues decreased 9.0% to $159.2 million from $174.9 million in the first quarter last year, primarily due to weather and customer delays in both businesses and a reduction of concrete segment revenue in central Texas.

Gross profit was $5.8 million or 3.7% of revenue down from $12.8 million or 7.3% of revenue in the first quarter of 2022. Approximately half of this decrease was due to the impact of weather in Texas, which lowered labor and equipment utilization. The rest of the remaining decrease related to clean-up of low-margin projects resulting in write-downs in both the marine and concrete businesses. This was partly offset by actions to manage costs during project delays including reallocating equipment, reducing the size of the fleet and headcount reductions, as well as realizing margin improvements in the concrete business that reflected our margin improvement initiatives.

Selling, general and administrative (“SG&A”) expenses were $17.0 million, up 5.2% from $16.2 million in the first quarter of 2022. As a percentage of total contract revenues, SG&A expenses increased to 10.8% from 9.1%, primarily due to lower revenues in the first quarter. The increase in SG&A dollars was primarily due to an increase in compensation expense, partially offset by lower consulting expense related to the completion of the management transition.

Net loss was $12.6 million or $0.39 per diluted share compared to a net loss of $4.9 million or $0.16 per diluted share for the first quarter of 2022.

The first quarter 2023 net loss included $2.3 million ($0.07 diluted earnings per share) of non-recurring items. First quarter 2023 adjusted net loss was $10.3 million ($0.32 diluted loss per share).

EBITDA was negative $4.9 million, representing a (3.1)% EBITDA margin, as compared to EBITDA of $3.5 million, or a 2.0% EBITDA margin in the first quarter last year. Adjusted for non-recurring items, EBITDA for the first quarter of 2023 was negative $4.1 million, representing a (2.6)% adjusted EBITDA margin, as compared to adjusted EBITDA for the first quarter of 2022 of $5.2 million, representing a 3.0% adjusted EBITDA margin.

Backlog

Total backlog at March 31, 2023 was $467.4 million, compared to $448.8 million at December 31, 2022 and $604.1 million at March 31, 2022. Backlog for the Marine segment was $187.0 million, compared to $216.7 million at December 31, 2022 and $317.4 million at March 31, 2022. Backlog for the Concrete segment was $280.4 million, compared to $232.1 million at December 31, 2022 and $286.7 million at March 31, 2022. In addition, the Company has been awarded $624 million in new project work not included in backlog at the end of the quarter.

Balance Sheet Update

As of March 31, 2023, current assets were $202.2 million, including cash and cash equivalents of $2.8 million. Total debt outstanding was $40.0 million.

Credit Facility

The Company has reached an agreement with a private lender and expects to complete a new ABL credit facility shortly.  This facility will consist of a term loan of $38 million and revolving credit facility of $65 million.  The proceeds of this facility will be used to retire the Company’s existing credit facility and for general corporate purposes.

Asset Sales

The Company entered into a contract for the sale of its East West Jones properties in Harris County, Texas.  The purchase price is $36 million and the transaction is expected to close in the third quarter of 2023. Proceeds will be used to reduce debt and for general corporate purposes.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the first quarter 2023 at 9:00 a.m. Eastern Time/8:00 a.m. Central Time on Tuesday, May 9, 2023. To participate, please dial (800) 715-9871 and ask for the Orion Group Holdings Conference Call. A live audio webcast of the call will also be available on the Investor Relations section of Orion’s website at https://www.oriongroupholdingsinc.com/investor/ and will be archived for replay.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. https://www.oriongroupholdingsinc.com.

Backlog Definition

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. The typical duration of the Company’s projects ranges from three to nine months on shorter projects to multiple years on larger projects. The Company's backlog at any point in time includes both revenue it expects to realize during the next twelve-month period as well as revenue it expects to realize in future years.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share are not an alternative to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes impairs a meaningful comparison of operating results. The Company believes these adjusted financial measures are a useful adjunct to earnings/loss calculated in accordance with GAAP because management uses adjusted net income/loss available to common stockholders to evaluate the Company's operational trends and performance relative to other companies. Generally, items excluded are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, and our ability to negotiate and obtain the refinancing of our credit facility, the terms, restrictions, and covenants of our refinancing, and the timing of such refinancing, are forward-looking statements. Forward-looking statements also include project award announcements, estimated project start dates, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward-looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, the effects of the ongoing COVID-19 pandemic, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2022 Annual Report on Form 10-K, filed on March 16, 2023, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contacts:

Financial Profiles, Inc.

Margaret Boyce 310-622-8247

orn@finprofiles.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended
	March 31,
	2023	2022
Contract revenues	159,174	174,931
Costs of contract revenues	153,334	162,115
Gross profit	5,840	12,816
Selling, general and administrative expenses	17,017	16,170
Amortization of intangible assets	162	310
Gain on disposal of assets, net	(696)	(809)
Operating loss	(10,643)	(2,855)
Other (expense) income:
Other income	293	44
Interest income	28	19
Interest expense	(1,633)	(740)
Other expense, net	(1,312)	(677)
Loss before income taxes	(11,955)	(3,532)
Income tax expense	640	1,324
Net loss	$(12,595)	$(4,856)

Basic loss per share	$(0.39)	$(0.16)
Diluted loss per share	$(0.39)	$(0.16)
Shares used to compute loss per share:
Basic	32,180,274	30,971,379
Diluted	32,180,274	30,971,379

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended March 31,
	2023		2022
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$57,926	73.0%	$57,308	67.8%
Private sector	21,372	27.0%	27,172	32.2%
Marine segment total	$79,298	100.0%	$84,480	100.0%
Concrete segment
Public sector	$4,146	5.2%	$5,493	6.1%
Private sector	75,730	94.8%	84,958	93.9%
Concrete segment total	$79,876	100.0%	$90,451	100.0%
Total	$159,174		$174,931

Operating (loss) income
Marine segment	$(6,080)	(7.7)%	$1,840	2.2%
Concrete segment	(4,563)	(5.7)%	(4,695)	(5.2)%
Total	$(10,643)		$(2,855)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended
	March 31,
	2023	2022
Net loss	$(12,595)	$(4,856)
One-time charges and the tax effects:
ERP implementation	186	906
Professional fees related to management transition	—	414
Severance	102	73
Tax rate applied to one-time charges (1)	(34)	713
Total one-time charges and the tax effects	254	2,106
Federal and state tax valuation allowances	2,057	(484)
Adjusted net loss	$(10,284)	$(3,234)
Adjusted EPS	$(0.32)	$(0.10)

(1)	Items are taxed discretely using the Company's effective tax rate which differs from the Company’s statutory federal rate primarily due to state income taxes and the non-deductibility of other permanent items.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended
	March 31,
	2023	2022
Net loss	$(12,595)	$(4,856)
Income tax expense	640	1,324
Interest expense, net	1,605	721
Depreciation and amortization	5,446	6,263
EBITDA (1)	(4,904)	3,452
Stock-based compensation	524	370
ERP implementation	186	906
Professional fees related to management transition	—	414
Severance	102	73
Adjusted EBITDA(2)	$(4,092)	$5,215
Operating income margin	(6.5)%	(1.5)%
Impact of depreciation and amortization	3.4%	3.6%
Impact of stock-based compensation	0.3%	0.2%
Impact of ERP implementation	0.1%	0.5%
Impact of professional fees related to management transition	—%	0.2%
Impact of severance	0.1%	—%
Adjusted EBITDA margin(2)	(2.6)%	3.0%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, professional fees related to management transition and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	March 31,		March 31,
	2023	2022	2023	2022
Operating (loss) income	(6,080)	1,840	(4,563)	(4,695)
Other income	293	44	—	—
Depreciation and amortization	3,835	4,323	1,611	1,940
EBITDA (1)	(1,952)	6,207	(2,952)	(2,755)
Stock-based compensation	519	343	5	27
ERP implementation	93	438	93	468
Professional fees related to management transition	—	200	—	214
Severance	36	73	66	—
Adjusted EBITDA(2)	$(1,304)	$7,261	$(2,788)	$(2,046)
Operating income margin	(7.6)%	2.2%	(5.7)%	(5.1)%
Impact of other income	0.4%	0.1%	—%	—%
Impact of depreciation and amortization	4.8%	5.1%	2.0%	2.1%
Impact of stock-based compensation	0.7%	0.4%	—%	—%
Impact of ERP implementation	0.1%	0.5%	0.1%	0.5%
Impact of professional fees related to management transition	—%	0.2%	—%	0.2%
Impact of severance	—%	0.1%	0.1%	—%
Adjusted EBITDA margin (2)	(1.6)%	8.6%	(3.5)%	(2.3)%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, professional fees related to management transition and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended
	March 31,
	2023	2022
Net loss	$(12,595)	$(4,856)
Adjustments to remove non-cash and non-operating items	6,668	7,051
Cash flow from net loss after adjusting for non-cash and non-operating items	(5,927)	2,195
Change in operating assets and liabilities (working capital)	2,894	7,865
Cash flows (used in) provided by operating activities	$(3,033)	$10,060
Cash flows used in investing activities	$(1,300)	$(2,810)
Cash flows provided by (used in) financing activities	$3,394	$(12,817)

Capital expenditures (included in investing activities above)	$(1,876)	$(3,523)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three months ended March 31,
	2023	2022
Cash flows from operating activities
Net loss	$(12,595)	$(4,856)
Adjustments to reconcile net Loss to net cash used in operating activities:
Depreciation and amortization	4,721	5,503
Amortization of ROU operating leases	1,211	1,176
Amortization of ROU finance leases	725	760
Amortization of deferred debt issuance costs	163	32
Deferred income taxes	54	19
Stock-based compensation	524	370
Gain on disposal of assets, net	(695)	(809)
Allowance for credit losses	(35)	—
Change in operating assets and liabilities:
Accounts receivable	5,011	(13,907)
Inventory	76	(189)
Prepaid expenses and other	(1,457)	2,504
Contract assets	13,883	4,055
Accounts payable	(14,757)	12,689
Accrued liabilities	1,802	(3,075)
Operating lease liabilities	(1,208)	(1,183)
Income tax payable	688	1,376
Contract liabilities	(1,147)	5,595
Net cash (used in) provided by operating activities	(3,033)	10,060
Cash flows from investing activities:
Proceeds from sale of property and equipment	576	713
Purchase of property and equipment	(1,876)	(3,523)
Net cash used in investing activities	(1,300)	(2,810)
Cash flows from financing activities:
Borrowings from Credit Facility	5,000	—
Payments made on borrowings from Credit Facility	(69)	(11,671)
Loan costs from Credit Facility	(586)	(494)
Payments of finance lease liabilities	(779)	(637)
Purchase of vested stock-based awards	(172)	(15)
Net cash provided by (used in) financing activities	3,394	(12,817)
Net change in cash, cash equivalents and restricted cash	(939)	(5,567)
Cash, cash equivalents and restricted cash at beginning of period	3,784	12,293
Cash, cash equivalents and restricted cash at end of period	$2,845	$6,726

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,845	3,784
Accounts receivable:
Trade, net of allowance for credit losses of $515 and $606, respectively	99,612	106,758
Retainage	52,870	50,873
Income taxes receivable	399	402
Other current	3,830	3,526
Inventory	2,791	2,862
Contract assets	30,020	43,903
Prepaid expenses and other	9,789	8,229
Total current assets	202,156	220,337
Property and equipment, net of depreciation	97,307	100,977
Operating lease right-of-use assets, net of amortization	14,765	14,978
Financing lease right-of-use assets, net of amortization	15,202	15,839
Inventory, non-current	5,464	5,469
Intangible assets, net of amortization	7,155	7,317
Deferred income tax asset	73	70
Other non-current	2,065	2,168
Total assets	$344,187	$367,155
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$40,122	$34,956
Accounts payable:
Trade	72,033	87,605
Retainage	1,188	1,198
Accrued liabilities	20,839	18,466
Income taxes payable	1,210	522
Contract liabilities	36,573	37,720
Current portion of operating lease liabilities	4,936	4,738
Current portion of financing lease liabilities	3,486	4,031
Total current liabilities	180,387	189,236
Long-term debt, net of debt issuance costs	(93)	716
Operating lease liabilities	10,609	11,018
Financing lease liabilities	10,882	11,102
Other long-term liabilities	16,577	17,072
Deferred income tax liability	268	211
Total liabilities	218,630	229,355
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 32,885,972 and 32,770,550 issued; 32,174,741 and 32,059,319 outstanding at March 31, 2023 and December 31, 2022, respectively	329	328
Treasury stock, 711,231 shares, at cost, as of March 31, 2023 and December 31, 2022, respectively	(6,540)	(6,540)
Additional paid-in capital	188,535	188,184
Retained loss	(56,767)	(44,172)
Total stockholders’ equity	125,557	137,800
Total liabilities and stockholders’ equity	$344,187	$367,155